AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                          AQR CAPITAL MANAGEMENT, LLC

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and AQR CAPITAL MANAGEMENT, LLC, a Delaware limited liability company and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement, effective as of August 29, 2011 ("Agreement"), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to JNL Series Trust ("Trust").

     WHEREAS, the parties have agreed to amend Section 3 entitled "MANAGEMENT," and Section 8 entitled "COMPENSATION" of the Agreement.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement to delete the first paragraph of
Section 3 entitled "MANAGEMENT" in its entirety, and replace it with the following:

     3.	MANAGEMENT.  Subject  always  to  the supervision of the Adviser, who in turn is subject to the supervision of the Trust's Board of Trustees, Sub-Adviser will furnish an investment program in respect of, make investment decisions for, and invest and reinvest, all assets of the Funds and place all orders for the purchase and sale of securities and other financial instruments, including investments through the JNL/AQR Managed Futures Fund Ltd. (the "Subsidiary"), a wholly owned subsidiary of the Fund formed in the Cayman Islands, pursuant to a sub-advisory agreement between the Adviser and the Sub-Adviser, foreign or domestic securities or other financial instruments or property (including, without limitation, currencies, financial futures, options or other derivative products of any type), all on behalf of the Funds, pursuant to the provisions of this paragraph 3. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Funds (as set forth below), and will monitor the Funds' investments, and will comply with the provisions of Trust's Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Funds, which may be amended from time to time, provided Sub-Adviser has been provided with such Declaration of Trust and Bylaws and has received prior notice of any changes made to the investment objective, policies and restrictions of the Funds and has been given a reasonable amount of time to implement any changes or amendments to such documentation, investment objectives, policies or restrictions. Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds. Sub-Adviser will report to the Board of Trustees and to Adviser with respect to the implementation of such program. Sub-Adviser, solely with respect to the assets of the Funds which are under its management pursuant to this Agreement, and based on information obtained from the Funds' administrator, custodian and other service providers, shall take reasonable steps to comply with the diversification provisions of
Section 851 and Section 817(h) of the Internal Revenue Code of 1986, as amended ("IRC"), and its accompanying Regulation, Treas. Reg. Section 1.817-5, applicable to the Funds.

     FURTHER, the parties hereby agree to amend the Agreement to delete Section 8 entitled "COMPENSATION" in its entirety, and replace it with the following:

     8.	COMPENSATION.  For  the  services  provided  and  the  expenses  assumed pursuant to this Agreement and for sub-advisory services provided by Sub-Adviser to the Subsidiary under a separate sub-advisory agreement with the Adviser (the "JNAM/AQR Subsidiary Agreement'), Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Funds in accordance with Schedule B hereto. Such fee shall be paid as soon as practicable, but in no event later than 30 calendar days, after each month-end. If the Sub-Adviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated.


     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of September 6, 2011, effective as of August 29, 2011.

JACKSON NATIONAL ASSET MANAGEMENT, LLC

By:
Name:  Mark D. Nerud
Title:  	President and CEO

AQR CAPITAL MANAGEMENT, LLC

By:/s/ Brendan R. Kalb
Name:  Brendan R. Kalb
Title: General Counsel


                                   SCHEDULE B
                                AUGUST 29, 2011
                                 (Compensation)


                     JNL/AQR Managed Futures Strategy Fund


AVERAGE DAILY NET ASSETS                                             ANNUAL RATE

$0 to $500 Million                                                   0.65%
$500 Million to $700 Million                                         0.55%
Amounts over $700 Million                                            0.50%